Exhibit 99.1
Joint Filing Agreement

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing with the other reporting person of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of Zoro Mining Corp. and that this Agreement shall be included as an Exhibit to such joint filing.

Each person on whose behalf this statement is filed acknowledges that he or it is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained herein; such person is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 13th day of February, 2012.

AGOSTO CORPORATION LTD.

/s/ Agosto Corporation Ltd.
By: J. Gordon Murphy, President

J. GORDON MURPHY
/s/ J. Gordon Murphy